Exhibit 10.24

LEASE AMENDMENT

This Lease Amendment (“Amendment”), executed in duplicate as of July 9, 2002, at San Diego, California, by and between THE CITY OF SAN DIEGO, a municipal corporation in the County of San Diego, State of California (“CITY”), as lessor, and SEA WORLD, INC., a Delaware corporation, 500 Sea World Drive, San Diego, California 92109 (“LESSEE”); as lessee, is made with reference to the following facts:

A. CITY leases to LESSEE and LESSEE leases from CITY certain real property in Mission Bay Park (the “Premises”) described in lease amendments dated December 14, 1977, January 29, 1979, December 12, 1983, June 24, 1985, September 22, 1986, and June 29, 1998 and filed in the office of the City Clerk of San Diego as Document Nos. 762304, 765767, RR-259814, RR-263507, RR-266641, and OO-18538-1, respectively collectively referred to in this Amendment as the “Lease”).

B. On July 10, 2001, the San Diego City Council (the “City Council”) adopted Resolution Number R-295139 (the “Resolution”), which approved the SeaWorld Master Plan Update (“SeaWorld Master Plan”), and Local Coastal Program Amendment 2-2001-C (collectively, the “LCP Amendment”) and amendments to CITY’s Progress Guide and General Plan and required CITY and LESSEE to make certain modifications to the Lease. On February 7, 2002, the California Coastal Commission voted to certify the LCP Amendment subject to suggested modifications and required CITY and LESSEE to make additional modifications to the Lease.

C. The parties desire to amend the Lease to satisfy the requirements of the Resolution and the LCP Amendment as hereinafter provided.

THEREFORE, in consideration of the mutual covenants contained herein, the Lease is amended to provide, and LESSEE and CITY agree, as follows:

1. Personal Watercraft. Subparagraph D of Article HI, USE OF THE PREMISES, is amended to add the following after the last paragraph:

“The rights and privileges hereby granted extend only to the operation of personal watercraft by LESSEE. LESSEE may not rent, sell or lease personal watercraft for use by members of the public without the written consent and approval of the City Council.”

2. Identification of Mission Bay Master Park Master Plan. Subparagraph A of Article XXXII, GENERAL DEVELOPMENT PLAN, is deleted and the following is added in its place:

“A. From and after the commencement of the term of this Lease the further development of the Premises shall be generally in accordance with the SeaWorld Master Plan for the Premises as set forth in the LCP Amendment (“Development Plan”), as the same may from time to time be amended, and, to the extent applicable, CITY’S MISSION BAY PARK MASTER PLAN UPDATE as the same is amended from time to time or as otherwise approved by CITY or the California Coastal Commission. It is understood that the Development Plan is a conceptual plan only, and that the depictions of the approved uses and improvements are illustrative only and are not binding as to the exact configuration and location of the uses and improvements authorized.”

3. Subparagraph C of Article XXXII, GENERAL DEVELOPMENT PLAN, including the substantial rent credit to LESSEE, is deleted in its entirety and the following is added in its place:

“C. Traffic Mitigation Fund.

(i) LESSEE shall pay to CITY a total amount of Ten Million Two Hundred Fifty Three Thousand One Hundred Dollars ($10,253,100) plus the increase adjustment as provided below (collectively, the “Traffic Mitigation Fund”) in five (5) annual installments as provided herein for use as provided in the LCP Amendment and further detailed in section 2.C.(ii) below. CITY and LESSEE acknowledge that the Traffic Mitigation Fund constitutes the aggregate of LESSEE’s individual fair share contributions to the funding of traffic mitigation measures identified in the Mitigation Monitoring and Reporting Program (“MMRP”) of Environmental Impact Report LDR No. 99-0618 certified by the City Council on July 10, 2001 pursuant to Resolution Number R-295I38 (“EIR”) and more particularly explained in the traffic mitigation measure implementation table attached hereto as Exhibit “6” (the “Traffic Mitigation Table”)1. Pursuant to the MMRP, LESSEE is required to pay to CITY LESSEE’s fair share contribution for funding of an identified traffic mitigation measure only when the level of traffic impacts directly attributable to LESSEE’s park operations attain or exceed the corresponding threshold of significance for such traffic mitigation measure as identified in the MMRP and more particularly explained in the Traffic Mitigation Table. Notwithstanding the MMRP, and instead, pursuant to this Subparagraph C, LESSEE’s payment of the Traffic Mitigation Fund, representing the aggregate of its fair share contributions under the MMRP, may be made prior to the date LESSEE’s traffic impacts attain or exceed each of the requisite thresholds of significance as provided herein.

(ii) CITY shall use the Traffic Mitigation Fund only for the planning, development and construction of traffic congestion reduction measures in Mission Bay Park as provided in the LCP Amendment, and more specifically, Mitigation Measures 2.1.1, 2.4.2, 2.5.1, 2.4.3, 2.4.4, and 2.3.1 of the MMRP and Mitigation Measures 4.4-1, 4.4-4, 4.4-5, 4.4-6, and 4.4-7 of the EIR, and CIP 52-706 and CIP 52-643, The Traffic Mitigation Fund amounts for MMRP mitigation measures identified in Exhibit “6” shall be deposited into CIP 52-706 and CIP 52-643 and the required mitigation measures shall be constructed as required by the EIR and MMRP in phases as set forth in Exhibit “7,” unless otherwise agreed to by CITY, LESSEE and the California Department of Transportation (“Caltrans”). LESSEE shall be solely responsible for the performance, construction, installation and estimated costs of Four Hundred Eighty-Six Thousand Five Hundred Dollars ($486,500) for Mitigation Measures 2.2.1, 2.4.1, 2.6.1, 2.6.2 and 2.6.3 of the MMRP and Mitigation Measures 4.4-2, 4.4-3, 4.4-8, 4.4-9 and 4.4-10 of the EI.

[1]

Lessee and City acknowledge and agree that Exhibits 6, 7 & 8 are provided for illustrative purposes only and are not intended to supersede the mitigation requirements of the EIR and the MMRP as certified by the City Council.

(iii) The Traffic Mitigation Fund shall be payable in five (5) annual installments adjusted annually as provided below. The installment amounts shall be revised to the extent LESSEE’s traffic impacts attain or exceed each of the requisite thresholds of significance set forth in the Traffic Mitigation Table to ensure that payment for impacts is never made later than actually due according to the thresholds. The first annual installment of the Traffic Mitigation Fund shall be due and payable upon the date of the effective certification of the LCP Amendment by the California Coastal Commission (“First Payment Date”), and consecutive annual installments shall be due and payable on each anniversary of the First Payment Date thereafter. The five (5)-year period beginning on the First Payment Date shall be the “Mitigation Payment Period.” On each anniversary of the First Payment Date, the then unpaid balance of the Traffic Mitigation Fund shall be subject to an increase adjustment calculated using the U.S. Department of Labor Consumer Price Index for the Western Urban Region (“CPI”) or three percent (3%) thereof, whichever is greater. The annual installment that is then due shall be calculated based on the remaining number of payment years and the amount of the unpaid balance of the Traffic Mitigation Fund after the foregoing increase adjustment. Exhibit “8” (“Traffic Mitigation Payment Schedule”) provides a schedule of LESSEE payments at the three percent (3%) minimum. City shall create a separate interest-bearing fund for the Traffic Mitigation Fund to be used solely for this purpose.

(iv) If LESSEE’s traffic impacts do not attain or exceed each of the requisite thresholds of significance provided in the Traffic Mitigation Table, LESSEE shall be entitled to annual refunds of prepaid mitigation payments during the succeeding five (5)-year period (“Unrealized Mitigation Reimbursement Period”) commencing upon the expiration of the Mitigation Payment Period for all traffic mitigation measures that do not attain or exceed their respective threshold of significance identified in the MMRP and the Traffic Mitigation Table during the Mitigation Payment Period. The amount of each mitigation reimbursement payment shall be calculated based on the Traffic Mitigation Payment for the corresponding year of the Mitigation Payment Period (i.e., the first year of each period will be compared, the second year of each period, and so on), less any mitigation actually due in the corresponding year of the Mitigation Payment Period because of thresholds having been attained and any interest accrued during said period. LESSEE’s Traffic Mitigation Payments shall be deposited into interest bearing accounts in accordance with City’s standard practice for deposit of development impact fees. All interest shall accrue to the benefit of the Traffic Mitigation Fund for payment of costs of mitigation measures or refund to LESSEE as provided in this Lease.

(v) When traffic impacts directly attributable to LESSEE’s park operations attain or exceed a threshold of significance for any or all of the improvements identified in the MMRP and the Traffic Mitigation Table, City shall use the Traffic Mitigation Funds to pay for the required mitigation measures in phases as set forth in Exhibit “7.” If the then existing balance of the Traffic Mitigation Fund is insufficient to cover LESSEE’s fair share contribution for the funding of any Traffic Mitigation

Measure identified in the MMRP and the EIR for which a significance threshold has been met, LESSEE shall immediately pay to City an amount sufficient to cover the difference between the amount for that mitigation measure in the Traffic Mitigation Fund and LESSEE’s required fair share contribution for that mitigation measure. To the extent LESSEE has received a reimbursement for prepayment of such mitigation, LESSEE shall immediately pay such refund amount and any additional amount necessary to cover LESSEE’s required fair share contribution to CITY. For traffic mitigation measures in the MMRP that attain or exceed a threshold of significance during the Mitigation Payback Period, LESSEE will not be eligible for a refund. For traffic mitigation measures that attain or exceed a threshold of significance following the Unrealized Mitigation Reimbursement Period, LESSEE will immediately pay to City an amount equal to LESSEE’s fair share contribution for the then current cost of the required mitigation measure. All of LESSEE’s traffic mitigation payments shall be based solely on LESSEE’s fair share of the costs of only the mitigation measures identified in the MMRP and ER.

(vi) Prior to conducting the annual mitigation monitoring traffic analysis required in the EIR, LESSEE shall determine whether any of the intersections and road segments identified in the Traffic Mitigation Table have been improved since the EIR traffic analysis was conducted in 2000. For intersections or road segments where improvements have been constructed or installed since the EIR traffic analysis was conducted, the annual traffic analysis will be based on the pre-improvement condition. To determine whether the project described in the EIR has an impact relative to the pre- improvement condition, LESSEE shall determine the appropriate background traffic level to use in the analysis by comparing the traffic counts for the year monitored with the “calculated background traffic” for the same year. “Calculated background traffic” shall be derived by interpolation of the projected traffic volumes set forth in the EIR traffic study, using standard methods accepted by City traffic engineers. The annual traffic analysis shall be conducted as provided in the EIR if the annual 24-hour tube counts (ADTs) at LESSEE access points as established in the MMRP show an increase in traffic generation.

In the event LESSEE amends the SeaWorld Master Plan (the Development Plan) in a manner that requires environmental review subsequent to this Lease Amendment, any mitigation measures imposed pursuant to any subsequent environmental review shall supersede and replace the mitigation measures set forth in the MMRP and the MR and the Lease shall be amended accordingly.”

4. The following provisions shall be added to Article XXXII, GENERAL DEVELOPMENT PLAN:

H. A minimum of 75% of LESSEE’s total attractions within Area 1, the Theme Park, as designated in the Development Plan, shall include significant animal education or conservation related elements. Within the SeaWorld Theme Park, the current mix of attractions existing as of the date of this Amendment, reflect the dominant marine animal theme and the primary emphasis areas of entertainment, education, research, and conservation.

Within Area I, the SeaWorld Theme Park, an element in a larger, single attraction shall be considered “significant” if, in the reasonable opinion of the City Manager (i) the education or animal-conservation related element could function as a separate exhibit, independent of the larger attraction into which it is incorporated, and (ii) the education or animal-conservation related element imparts information and knowledge about the animal and/or its environment.

I. If CITY and/or the Metropolitan Transit District or any other agency construct a public transit station (“Transit Station”) on the Premises, (I) LESSEE shall provide reasonable right-of-way for, to and from the Transit Station, at a location on the Premises mutually agreed upon by CITY and LESSEE, provided that the location of such right-of-way is no further from the entrance gate to SeaWorld Theme Park than any vehicle parking space, with the exception of spaces designated for handicap parking; and (2) LESSEE shall contribute to CITY: (1) funds sufficient to provide 50% of the total cost for siting, design, installation and construction of a standard design station, provided, however, that LESSEE’s maximum required contribution shall be limited to $500,000, as increased by the greater of CPI or 3% per annum beginning on the effective date of this Amendment; and (2) additional costs attributable to adding a SeaWorld thematic style to the Transit Station.

J. LESSEE may not submit a development permit application for construction of the hotel identified in the Development Plan prior to July 10, 2011. LESSEE agrees to give the City ninety (90) days written notice prior to the submittal of any applications for development of the hotel. City and LESSEE agree to negotiate in good faith any amendment to the lease necessary for the development of a hotel on the Premises.

K. Except for displays on July 4, LESSEE’s fireworks displays are permitted only from the “fireworks barge” and shall be limited to a maximum of one hundred fifty (150) nights per year. LESSEE agrees to relocate the fireworks barge eastwardly one-half mile toward South Shores from its [current] approved location from April 1 to September 15 of each year for the least tern nesting season.

5. Article XLIII, ANNUAL ATTENDANCE FIGURES, is hereby added as follows:

“During the entire Term of this Lease, LESSEE shall prepare and submit annually to the City Manager on or before March 1 an audit report showing LESSEE’s attendance figures for the preceding calendar year.”

IN WITNESS WHEREOF, this Amendment is executed by CITY, acting by and through its City Manager under and pursuant to Resolution No. R-296787 of the City Council authorizing such execution, and by LESSEE, acting by and through its duly authorized officer, as of the date first above written.

Approved as to form and legality:

                                , 2002

CASEY G. GWINN, City Attorney

By:	/s/ [Illegible Signature]
Deputy City Attorney

THE CITY OF SAN DIEGO

By:	/s/ [Illegible Signature]
Title:	Deputy Director

SEA WORLD, INC.

By:	/s/ [Illegible Signature]
Title:	Executive VP & General Mgr

EXHIBIT 6

TRAFFIC MITIGATION MEASURE IMPLEMENTATION SCHEDULE

Traffic Mitigation Measure (Referenced by MMRP and EIR Mitigation Measure number)	Implementation (Significance) Thresholds	LESSEE’s Fair Share Contribution (Estimated Cost)
MMRP 2.1.1; EIR 4.4-1 Sea World Drive between 1-5 and Sea World Way: Widen Sea World Drive to 6 lanes	Threshold is more than 2% increase in roadway volume over capacity ratio by LESSEE’s traffic.	44% ($2,740,100)
MMRP 2.4.2 AND 2.5.1; EIR 4.4-4 SeaWorld Drive/I-5. Intersection: Add westbound right-turn lane and northbound dual left-turn lane at northbound ramps intersections. Ramps: storage by adding an additional lane at northbound and southbound ramps.	Intersection threshold is a 2-second increase in the overall intersection delay by LESSEE’s traffic. Ramp threshold is adding more than 2 minutes to ramp having more than 15-minute delay.	29% of WB RT and NB lefts 50% of NB ramps 27% of SB ramps ($1,435,000)
MMRP 2.4.3; EIR 4.4-5 Seaworld Drive/Pacific Highway: Reconstruct three southbound (westbound) thru lanes on Sea World Drive across Pacific Highway and three northbound (eastbound) thru lanes on Sea World Drive across Pacific Highway and one southbound (westbound) right turn lane.	Threshold is a 2-second increase in the overall intersection delay by LESSEE’s traffic.	100% of NB lanes 36% of SB lanes ($773,300)
MMRP 2.4.4; EIR 4.4-6 West Mission Bay Drive/I-8 westbound off-ramp. Add third right-turn lane.	Threshold is a 2-second increase in the overall intersection delay by LESSEE’S traffic.	28% ($134,200)
MMRP 2.3.1; EIR 4.4-7 West Mission Bay Drive Bridge widened to 6 lanes.	Threshold is more than 2% increase in roadway volume over capacity ratio by LESSEE’s traffic.	9.4% (47% of the City’s cost) ($5,170,000)
	Estimated Cost Subtotal	$10,253,100.00

LESSEE Will Maintain 100% Responsibility for the Following Mitigation Measures		Estimated Cost
MMRP 2.2.1; EIR 4.4-2 Install traffic signal interconnect on Sea World Drive between Friars Rd and 1-5 northbound ramps and extend eastbound right-turn lane back 400 feet at Sea World Dr/I-5 SB ramps.	Upon approval of a Tier I project.	$366,500
MMRP 2.4.1; EIR 4.4-3 Ingraham Street/Perez Cove Way Intersection re-phasing, re-stripe and reconstruction to provide dual left turns and a shared thru/right lane westbound.	Threshold is a 2-second increase in the overall intersection delay by LESSEE’s traffic.	$77,500
MMRP 2.6.1; EIR 4.4-8 Traffic event officers at SeaWorld Drive/I-5 interchange during busy days.	Upon approval of a Tier I project.	$36,500
MMRP 2.6.2; EIR 4.4-9 improve lane management at the entrance gates to maximize vehicle storage.	Upon approval of a Tier I project.	$5,000
MMRP 2.6.3; MR 4.4-10 Distribute promotional material to employees and repeat patrons to use alternative routes.	Upon approval of a Tier I project.	$1,000
	Subtotal	$486,500.00
TOTAL		$10,739,600

Exhibit 6

EXHIBIT 7

RECOMMENDED PHASING PLAN FOR CIP 52-706

Rank	Mitigation, Monitoring and Reporting Program Mitigation Measure	Total Cost	Running Total
1	2.4.2 (Part 1) Seaworld Dr/I-5 NB Ramps: Add WB right turn lane (from Baseline Cost in Table 1, this is only half of the improvement; therefore, the total cost is estimated at one-half of $1,887,900 or $943,950).	$943,950	$943,950
2	2.2.1 Install traffic signal interconnect on Sea World Dr btw Friars Rd and 1-5 NB ramps and extend EB RT lane back 400 feet at Sea World Dr/l-5 SB ramps (from Baseline Cost in Table 1, $198,100 + $168,400 = $366,500).	$366,500	$1,310,450
3	2.4.3 Seaworld Dr/Pacific Highway: Reconstruct for three SB (WB) thru lanes on Sea World Dr across Pac Hwy and three NB (EB) thru lanes on Sea World Dr across Pac Hwy (from Baseline Cost in Table 1, $630,000 + $546,000 = $1,176,500).	$1,176,500	$2,486,950
Fulfills Sea World’s short-term fair share obligation ($3,106,600 from Table 1). Remaining items will require funds from Sea World’s long-term fair share obligations. Sea World’s short-term obligation exceeds the total improvement by $619,650 ($3,106,600 - $2,486,950 = $619,650), which is carried over to the next phase.
4	2.5.1 Sea World Drive northbound and southbound 1-5 on-ramps: Increase vehicle storage by adding an additional lane (from Baseline Cost in Table 1, $1,424,900 + $650,000 = $2,074,900).	$2,074,900	$4,561,850
Fulfills Sea World’s fair share long-term obligation (long-term of $2,206,600 + short-term of $3,106,600 for a total of $5,315,400, from Table 1). Remaining items will require funding from other sources. After this improvement, Sea World has a credit of $753,550 ($5,315,400 - $4,561,850 = $753,550), which is not enough to pay for the next complete improvement. Therefore, the $753,550 would be applied to the next improvement when sufficient funds to complete that improvement become available.
5	2.42 (Part II) Seaworld Dr/1-5 NB Ramps: Add NB dual left turn lane (from Baseline Cost in Table 1, this is only half of the improvement; therefore, the total cost is estimated at one-half of $1,887,900 or $943,950).	$943,950	$5,505,800
6	2.1.1 Sea World Drive btw 1-5 and Sea World Way: Widen Sea World Drive to 6 lanes (from Baseline Cost in Table 1, $6,227,400	$6,227,400	$11,733,200

Exhibit 7

Exhibit 8

Traffic Mitigation Payment Schedule

Balance	$10,253,100
CPI (1)	3%
Mitigation Payment Period	2002 - 2007

Pay-in

	Due		Amount
Payment # 1	2002	(2)	$2,050,620
Unpaid Balance			$8,202,480
New Balance			$8,448,554
Payment # 2	2003		$2,112,139
Unpaid Balance			$6,336,416
New Balance			$6,526,508
Payment # 3	2004		$2,175,503
Unpaid Balance			$4,351,006
New Balance			$4,481,536
Payment # 4	2005		$2,240,768
Unpaid Balance			$2,240,768
New Balance			$2,307,991
Payment # 5	2006		$2,307,991
Total Pay-in			$10,887,020
Present Value		(3)	$10,253,100

Item Explanations

(1)	Increase adjustment calculated using the U.S. Department of Labor Consumer Price Index for the Western Urban Region or three percent, whichever is greater.
(2)	Date of effective certification of the LCP Amendment by the California Coastal Commission. Remaining payments due on anniversary date of certification.
(3)	Rate = 3% from first payment date.

Exhibit 8